UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                     )
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Navigant Consulting, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 16, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Navigant Consulting, Inc., which will be held at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois, 60605 on Monday, April 25, 2011, at 11:00 a.m., Central Time. I look forward to greeting as many of our shareholders as possible.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. You may also vote your shares by telephone or over the Internet. If you so desire, you may withdraw your proxy and vote in person at the meeting.

We look forward to meeting those of you who will be able to attend the meeting.

Sincerely,

William M. Goodyear
Chairman of the Board and
Chief Executive Officer

NAVIGANT CONSULTING, INC.
30 S. Wacker Drive, Suite 3550
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Navigant Consulting, Inc.:

We will hold the Annual Meeting of Shareholders of Navigant Consulting, Inc. (the “Company”) at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605 on Monday, April 25, 2011 at 11:00 a.m., Central Time. The purposes of the meeting are to:

1.	Elect the two nominees identified in the Proxy Statement to our Board of Directors to serve for terms of three years;

2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year 2011;

3.	Approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement;

4.	Recommend, on an advisory basis, the frequency that the Company will hold a shareholder vote to approve the compensation paid to the Company’s named executive officers; and

5.	Transact any other business properly brought before the meeting or any adjournments or postponements of the meeting.

If you were a shareholder of record at the close of business on March 1, 2011, you are entitled to notice of, and to vote at, the annual meeting.

IMPORTANT

Whether or not you expect to attend the annual meeting, we urge you to vote your shares as soon as possible. You may sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. You may also vote by telephone or over the Internet by following the instructions on the enclosed proxy card. Sending in your proxy will not prevent you from attending and personally voting your shares at the annual meeting because you have the right to revoke your proxy at any time before it is voted.

We have also enclosed our 2010 Annual Report to Shareholders, which includes our Form 10-K for the year ended December 31, 2010, and the Proxy Statement with this Notice of Annual Meeting.

By Order of the Board of Directors,

Monica M. Weed
Secretary

Chicago, Illinois
March 16, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2011

The Notice of Annual Meeting and Proxy Statement are available on our website at
www.navigant.com/2011proxy. The 2010 Annual Report to Shareholders is available on our website at
www.navigant.com/2010annualreport.

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY BY TELEPHONE (800-690-6903)
OR OVER THE INTERNET BY VISITING www.proxyvote.com
OR
MARK, SIGN, DATE AND RETURN YOUR PROXY CARD BY MAIL
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING

NAVIGANT CONSULTING, INC.
30 S. Wacker Drive, Suite 3550
Chicago, Illinois 60606

PROXY STATEMENT

This Proxy Statement is being mailed or otherwise furnished to our shareholders on or about March 16, 2011 in connection with the solicitation of proxies by our Board of Directors for the 2011 Annual Meeting of Shareholders of Navigant Consulting, Inc. being held on April 25, 2011.

QUESTIONS AND ANSWERS

Q:	What is a proxy?

A:	A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The proxies for our 2011 Annual Meeting of Shareholders are being solicited by our Board of Directors.

Q:	What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the Securities and Exchange Commission (“SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card.

Q:	What am I voting on at the annual meeting?

A:	At the annual meeting, our shareholders are asked to:

•	elect the two nominees identified in the Proxy Statement to our Board of Directors for terms of three years (see page 4);

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2011 (see page 31);

•	approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement (see page 32);

•	recommend, on an advisory basis, the frequency that the Company will hold a shareholder vote to approve the compensation paid to the Company’s named executive officers (see page 33); and

•	transact any other business properly brought before the meeting or any adjournments or postponements of the meeting.

Q:	Who is entitled to vote?

A:	Only holders of our common stock as of the close of business on the record date, March 1, 2011, are entitled to vote at the annual meeting. Each outstanding share of our common stock has one vote. There were 51,509,375 shares of our common stock outstanding as of the close of business on March 1, 2011.

Q:	How do I cast my vote?

A:	If you hold your shares directly in your own name, you are a “registered shareholder” and may vote in person at the annual meeting or may complete and submit a proxy by mail or telephone or over the Internet. If your shares are registered in the name of a broker or other nominee, you are a “street-name shareholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q:	How do I vote by telephone or through the Internet?

A:	If you are a registered shareholder, you may vote by telephone or over the Internet by following the instructions on your proxy card. If you are a street-name shareholder, your broker or other nominee will provide a voting instruction card for you to use in directing your broker or other nominee how to vote your shares.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes and act as the inspector of election for the annual meeting.

Q:	Can I change my vote after I have voted?

A:	A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from our corporate secretary at Navigant Consulting, Inc., 30 S. Wacker Drive, Suite 3550, Chicago, Illinois 60606, Attention: Corporate Secretary. The last vote received prior to the annual meeting will be the one counted. If you are a registered shareholder, you may also change your vote by voting in person at the annual meeting. Street-name shareholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact their broker or other nominee directly.

Q:	Can I revoke a proxy?

A:	Yes, registered shareholders may revoke a properly executed proxy at any time before the polls close for the annual meeting by submitting a letter addressed to and received by the corporate secretary at the address listed in the answer to the previous question. Street-name shareholders cannot revoke their proxies in person at the annual meeting if the actual registered shareholders, the brokers or other nominees, are not present.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or through the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. Registered shareholders may contact our transfer agent, BNY Mellon, 480 Washington Boulevard, Jersey City, New Jersey 07310. Street-name shareholders holding their shares through a broker or other nominee should contact their broker or other nominee and request consolidation of their accounts.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares of our common stock registered in the same social security number and address, including any full and fractional shares you own under the Navigant Consulting, Inc. 401(k) Savings Plan. We refer to this plan as the “401(k) Plan.” If you hold shares of our common stock through the 401(k) Plan, your proxy card will instruct the 401(k) Plan trustee how to vote the shares held in your 401(k) Plan account.

Q:	What happens if I submit a proxy card without giving specific voting instructions?

A:	If you are a registered shareholder and you submit your proxy card with an unclear voting designation or with no voting designation at all, the proxies will vote your shares in accordance with the Board of Directors’ recommendations. If you hold shares of our common stock through the 401(k) Plan and do not vote those shares by 11:59 p.m., Eastern Time, on the night before the annual meeting (or you submit your proxy card with an unclear voting designation or with no voting designation at all), then the 401(k) Plan trustee will not vote the shares held in your 401(k) Plan account.

Q:	What makes a quorum?

A:	A majority of the outstanding shares entitled to vote, present in person or represented by proxy at the meeting, constitutes a quorum. A quorum is necessary to conduct the annual meeting. Abstentions from voting on a particular matter, and shares held in “street name” by brokers or other nominees that are not voted (so-called “broker non-votes”), including because the broker or other nominee does not have discretionary authority to vote those shares as to a particular matter, are counted for purposes of determining whether a quorum is present but will not otherwise be included in vote totals.

Q:	How does the voting work?

A:	For each proposal, voting works as follows:

Proposal 1:  A nominee for director will be elected if the total votes cast “for” the nominee’s election exceeds the total votes cast against the nominee’s election.

Proposal 2:  The appointment of our independent registered public accounting firm for 2011 will be ratified if a majority of the shares present in person or represented by proxy at the annual meeting vote “for” the proposal.

Proposal 3:  The compensation paid to our named executive officers, as disclosed in the Proxy Statement, will be approved by our shareholders, on an advisory basis, if a majority of the shares present in person or represented by proxy at the annual meeting vote “for” the proposal.

Proposal 4:  The frequency (every one, two or three years) receiving the greatest number of votes will be considered our shareholders’ recommendation as to the frequency of the future advisory shareholder votes to approve the compensation paid to our named executive officers.

Abstentions and broker non-votes will not be counted as votes either for or against a matter, and will also not be counted as votes cast or shares voting on that matter. Accordingly, abstentions and broker non-votes will have no effect on the election of directors or the shareholders’ recommendation for Proposal 4. As for Proposals 2 and 3, abstentions and broker non-votes will have the effect of a vote “against” the respective proposal.

If you are a street-name shareholder and you do not instruct your broker or other nominee how to vote your shares, your broker or other nominee may, in its discretion, leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011 is the only routine matter being voted on at the annual meeting and, therefore, may be voted by your broker or other nominee in its discretion.

Q:	Who may attend the annual meeting?

A:	Any shareholder as of the close of business on March 1, 2011 may attend. Seating and parking are limited and admission is on a first-come basis. Each shareholder may be asked to present valid picture identification (for example, a driver’s license or passport). Street-name shareholders will need to bring a copy of a brokerage statement, proxy or letter from their broker or other nominee confirming ownership of our common stock as of the close of business on March 1, 2011.

Q:	Who bears the expense of this Proxy Statement?

A:	We will bear all expenses of the solicitation of proxies, including expenses of preparing and mailing or otherwise furnishing this Proxy Statement. We have retained D.F. King & Co., Inc. to act as a proxy solicitor in connection with the annual meeting and have agreed to pay that firm $10,000, plus expenses. In addition, our officers, directors and employees may solicit proxies in person or by telephone, facsimile or other means of communication. They will not receive any additional compensation for, but they may be reimbursed for out-of-pocket expenses incurred in connection with, that solicitation. We will furnish copies of our proxy materials to brokerage firms, nominees, fiduciaries and custodians to forward to our street-name shareholders and will reimburse those brokerage firms and other nominees for their reasonable expenses in forwarding our solicitation materials to our street-name shareholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED, SIGNED AND DATED PROXY CARD PROMPTLY BY MAIL, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET, SO YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is divided into three classes, with a class of directors elected each year for a three-year term. William M. Goodyear and Stephan A. James have been nominated for election to the Board at the annual meeting. If elected at the annual meeting, they will serve for terms of three years and until their successors are elected and qualified. Their terms will expire at our annual meeting of shareholders to be held in 2014.

We have no reason to believe that any of the nominees for director would be unable or unwilling to serve if elected. However, if any nominee becomes unable or unwilling to serve, proxies will be voted for the election of another person designated by the Board.

The Board recommends that shareholders vote “FOR” the election of each of Mr. Goodyear and Mr. James. The persons named as proxies will vote for each of Mr. Goodyear and Mr. James for election to the Board unless your proxy card is marked otherwise.

Our by-laws require each director to be elected to the Board by the vote of the majority of the votes cast with respect to such director’s election (the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election, with “abstentions” and “broker non-votes” not counted as a vote either “for” or “against” the director’s election) in uncontested elections, where the number of nominees for director does not exceed the number of directors to be elected. Under our by-laws, if an incumbent director is not elected, the director is required to promptly tender his or her resignation to the Board. The nominating and governance committee (or another committee designated by the Board) will then make a recommendation to the Board as to whether to accept or reject the resignation of the director, or whether other action should be taken. The Board will act on the resignation and publicly disclose (in the manner provided in our by-laws) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. The Board may extend that 90-day period by an additional period of up to 90 days if it determines that the extension is in the best interests of the company and our shareholders. The director who has tendered his or her resignation may not participate in the recommendation of the nominating and governance committee or the decision of the Board with respect to his or her resignation. If the incumbent director’s resignation is not accepted by the Board, the director will continue to serve until his or her successor is elected and qualified.

Certain information relating to our nominees for director and our other directors is set forth below.

Nominees for Election at This Annual Meeting for a Term Expiring at the 2014 Annual Meeting of Shareholders

William M. Goodyear, 62, has served as our chairman of the Board and chief executive officer since May 2000. He has served as a member of the Board since December 1999. Prior to December 1999, he served as Chairman and Chief Executive Officer of Bank of America Illinois and was President of Bank of America’s Global Private Bank. From 1972 to 1999, Mr. Goodyear held a variety of assignments with Continental Bank, subsequently Bank of America, including corporate finance, corporate lending, trading and distribution. During this 28-year period, Mr. Goodyear was stationed in London for five years (1986 to 1991) to manage Continental Bank’s European and Asian Operations. He was Vice Chairman and a member of the Board of Directors of Continental Bank prior to the 1994 merger between Continental Bank and BankAmerica Corporation. Mr. Goodyear is a trustee and member of the Executive Committee of the Board of Trustees for the Museum of Science and Industry and a member of the Board of Trustees of the University of Notre Dame and serves on the Rush University Medical Center Board, where he is Vice Chairman and a member of the Executive Committee and Chair of the Finance Committee. During the last five years, Mr. Goodyear was a trustee of Equity Office Properties Trust, where he chaired the Audit Committee, prior to the sale of the company in 2007. Mr. Goodyear received a Master’s degree in Business Administration, with Honors, from the Amos Tuck School of Business at Dartmouth College, and a Bachelor’s degree in Business Administration, with Honors, from the University of Notre Dame.

Stephan A. James, 64, has served as a member of the Board since January 2009. Mr. James is the former Chief Operating Officer of Accenture Ltd., and served as Vice Chairman and a member of the Board of Directors of

Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture, from August 2004 until August 2006. He is currently a member of the board of directors of BMC Software Inc. and Fidelity National Information Services, Inc. and serves as a member of the University of Texas McCombs School of Business Advisory Board. During the past five years Mr. James also served as a director at CDW Corporation and Metavante Technologies, Inc.

Directors Whose Terms Continue Until the 2012 Annual Meeting of Shareholders

Thomas A. Gildehaus, 70, has served as a member of the Board since October 2000. Most recently, Mr. Gildehaus has served as Chairman and Chief Executive Officer of Northwestern Steel and Wire Company of Sterling, Illinois, and President and Chief Executive Officer of UNR Industries, Inc. of Chicago, Illinois. Prior to 1992, Mr. Gildehaus served ten years as Executive Vice President of Deere & Company in Moline, Illinois. In the 1970s, Mr. Gildehaus was Vice President of Temple, Barker & Sloane, a consulting firm in Lexington, Massachusetts. He is a director of Genesis Health Systems Inc. and a trustee of the Figge Art Museum. Mr. Gildehaus is a graduate of Yale University and received a Master’s degree in Business Administration, with Distinction, from Harvard University.

Peter B. Pond, 66, has served as a member of the Board since November 1996. Mr. Pond is the founder and General Partner of Alta Equity Partners, a venture capital firm. He formerly served as the Midwest Head of Investment Banking for Donaldson, Lufkin & Jenrette Securities Corporation from June 1991 to March 2000. Mr. Pond is the Chairman of the Board of Maximus, Inc., a provider of program management and consulting services to state, county and local government health and human services agencies. He holds a Bachelor’s of Science degree in Economics from Williams College and a Master’s degree in Business Administration in Finance from the University of Chicago.

Cynthia A. Glassman, Ph.D., 63, has served as a member of the Board since October 2009. Dr. Glassman was appointed by President Bush as Under Secretary for Economic Affairs at the U.S. Department of Commerce from 2006 to 2009 and as Commissioner of the U.S. Securities and Exchange Commission from 2002 to 2006. Dr. Glassman has spent over 35 years in the public and private sectors focusing on financial services regulatory and public policy issues, including 12 years at the Federal Reserve where she worked at the Federal Reserve Bank of Philadelphia and subsequently at the Board of Governors. Dr. Glassman is a director of Discover Financial Services, a trustee of the SEC Historical Society, a Senior Research Scholar at the Institute for Corporate Responsibility at the George Washington University Business School and an Honorary Fellow of Lucy Cavendish College, University of Cambridge, England.

Directors Whose Terms Continue Until the 2013 Annual Meeting of Shareholders

Governor James R. Thompson, 74, has served as a member of the Board since August 1998. Governor Thompson served as Chairman of the Chicago law firm of Winston & Strawn from January 1993 to September 2006. He now serves as Senior Chairman. He joined the firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State’s Attorney of Cook County. He is a former Chairman of the President’s Intelligence Oversight Board and was a member of the National Commission on Terrorist Attacks upon the United States. Governor Thompson is currently a member of the boards of directors of Maximus, Inc. and John Bean Tech Corp. He also serves as Chairman for the Public Review Board — UNITE HERE and as Chairman for the Illinois Sports Facilities Authority. During the past five years, Governor Thompson also served as a director at FMC Technologies, Inc. and at FMC Corporation.

Samuel K. Skinner, 72, has served as a member of the Board since December 1999. Mr. Skinner is currently Of Counsel to the law firm of Greenberg & Traurig, LLP. From 2000 to 2003, Mr. Skinner was Chairman, President and Chief Executive Officer of U.S. Freightways Corporation. He formerly served as Co-Chairman of Hopkins & Sutter, a Chicago law firm, and as President of Commonwealth Edison Company and its holding company, Unicom Corporation (now Exelon Corporation). Prior to joining Commonwealth Edison, he served as Chief of Staff to former President George H.W. Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as U.S. Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin (now Sidley Austin LLP). From 1984 to 1988, while practicing law full time, he was appointed by President Reagan as Vice Chairman of the President’s Commission on Organized Crime. From 1968 to 1975, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and in 1977, President Ford appointed him United States Attorney, one of the few career prosecutors ever to hold such position. He is currently a member of the boards of directors of APAC Customer Services, Inc., CBOE Holdings, Inc., Echo Global Logistics, Inc., Express Scripts, Inc. and MedAssets, Inc. During the past five years, Mr. Skinner also served as a director at Diamond Management & Technology Consultants, Inc. and Dade Behring Inc.

Michael L. Tipsord, 51, has served as a director since July 2009. Mr. Tipsord is Vice Chairman and Chief Operating Officer of the State Farm Insurance Companies. Mr. Tipsord has served in various capacities with State Farm since 1988, and has been an officer or trustee of various affiliates since 2001. Prior to assuming his current position in 2011, Mr. Tipsord served as Vice Chairman and Chief Financial Officer of State Farm from 2005 to 2010. Mr. Tipsord also currently serves as a trustee of the State Farm Associates’ Funds Trust, the State Farm Mutual Fund Trust and the State Farm Variable Product Trust.

Committees of the Board of Directors

The following table sets forth the current members of each of the committees of the Board.

Nominating
and
	Audit	Compensation	Executive	Governance
	Committee	Committee	Committee	Committee

Thomas A. Gildehaus*	Chair	X
William M. Goodyear			X
Hon. Cynthia A. Glassman*		X		X
Stephan A. James*	X	Chair
Peter B. Pond*	X			Chair
Samuel K. Skinner*			X
Governor James R. Thompson*†			Chair	X
Michael L. Tipsord*	X	X

*	Independent director (see the section entitled “Corporate Governance — Independence Determinations” below)

†	Lead Director (see the section entitled “— Board Leadership Structure and Risk Oversight” below)

Charters for the audit committee, compensation committee and nominating and governance committee are available on our website at www.navigant.com/about_nci/corporate_governance.

Audit Committee.  The audit committee monitors the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance and accounting; monitors our compliance with legal and regulatory requirements; monitors the qualifications, independence and performance of our independent public accountants; monitors the performance of our internal audit function; provides an avenue of communication among the independent public accountants, internal audit function, management and the Board; and monitors significant litigation and financial risk exposure. Each of the members of the audit committee is “independent” as defined by the listing standards of the New York Stock Exchange (“NYSE”) and applicable SEC rules. The Board has determined that each of the members of the audit committee meets the financial literacy requirements of the NYSE and that each of Mr. Gildehaus and Mr. Tipsord qualifies as an “audit committee financial expert” as defined by applicable SEC rules. None of the members of the audit committee serves on more than three public company audit committees. The audit committee met five times during 2010.

Compensation Committee.  The compensation committee reviews and monitors matters related to management development and succession; reviews and approves executive compensation policies and pay for performance criteria, including corporate goals and objectives relevant to the compensation of our chief executive officer;

reviews and approves base salary, annual incentive bonus and long-term incentive awards for all of our executive officers; administers and exercises all powers of the Board under our stock incentive and executive compensation plans (other than the power to amend those plans); reviews and approves such other matters concerning our employee compensation and benefit plans as the committee deems appropriate; makes recommendations to the Board regarding new or revised incentive compensation and equity-based plans; reviews and assesses the risks arising from our compensation policies and practices; evaluates and recommends to the Board the form and amount of director compensation; and otherwise carries out the responsibilities that have been delegated to the compensation committee under the company’s various compensation and benefit plans. The compensation committee also reviews and discusses with management the compensation discussion and analysis and prepares the compensation committee report included in our annual proxy statement. Each of the members of the compensation committee is independent as defined by the listing standards of the NYSE, a “non-employee director” as defined by applicable SEC rules and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The compensation committee met six times during 2010.

Nominating and Governance Committee.  The nominating and governance committee identifies and evaluates individuals qualified to become Board members and recommends that the Board appoint those individuals as directors or nominate them for election at our next annual meeting of shareholders. The nominating and governance committee also develops and make recommendations to the Board regarding our corporate governance guidelines, and reviews and approves our Code of Business Standards and Ethics (each of which is posted on our website at www.navigant.com/about_nci/corporate_governance). Each of the members of the nominating and governance committee is independent as defined by the listing standards of the NYSE. The nominating and governance committee met five times during 2010.

Executive Committee.  The executive committee can act in lieu of the Board when necessary between meetings. The executive committee met once during 2010.

Board Meetings; Annual Meetings of Shareholders

The Board met seven times during 2010, with each director in attendance at each meeting. Each director also attended all of the meetings of the committees on which he or she served. Our non-management directors meet in regularly scheduled executive sessions and have selected Governor Thompson to serve as Lead Director. While we have no formal policy regarding attendance by our directors at annual meetings of shareholders, we encourage all of our directors to attend. All of our directors attended our 2010 annual meeting of shareholders.

Board Leadership Structure and Risk Oversight

Mr. Goodyear has been our chairman and chief executive officer since 2000. The Board believes this combined role has been, and continues to be, an effective and appropriate leadership structure for the company. Mr. Goodyear’s breadth of experience and business acumen enables him to provide day-to-day management, leadership and guidance to the company. As chief executive officer he is accountable for the performance of the company. He is deeply involved in strategic decisions and is able to continually monitor controls and procedures and risks that face the company.

The Board is responsible for overseeing our risk management process. The Board receives reports from our chairman and chief executive officer regarding strategic and operating risks facing the company. In addition, the company has an enterprise risk management committee (which reports directly to the audit committee) to evaluate risks affecting our business. The company’s internal audit function conducts an annual risk assessment and also reports directly to the audit committee.

Our corporate governance guidelines require that the Board appoint an independent lead or presiding director. Governor Thompson serves as our Lead Director. Management, as well as the internal audit function and the enterprise risk management committee, have unfettered access to his counsel. Our corporate governance guidelines also provide that the Board meet in regularly scheduled executive sessions without management, and in the performance of his role as Lead Director, Governor Thompson leads all executive sessions of the Board. He also serves as the chairman of the executive committee. Further, he offers an independent view of the company and serves as the conduit for our non-management directors to relay any issues or concerns or agenda items for upcoming meetings of the Board.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed with management the audited financial statements of the company as of and for the year ended December 31, 2010 (the “Audited Financial Statements”). In addition, the audit committee has discussed with KPMG LLP, the independent registered public accounting firm for the company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee also has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence, and we have discussed with KPMG LLP its independence from the company and management. The audit committee also has discussed with management, the company’s internal audit function and KPMG LLP such other matters, and has received such assurances from them, as we deemed appropriate. Based on the foregoing review and discussions and relying thereon, the audit committee has recommended to the Board (and the Board has approved) the inclusion of the Audited Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2010.

AUDIT COMMITTEE

Thomas A. Gildehaus, Chairman
Stephan A. James
Peter B. Pond
Michael L. Tipsord

CORPORATE GOVERNANCE

The nominating and governance committee monitors and reviews new SEC rules and NYSE corporate governance standards as they are proposed, adopted and revised. The nominating and governance committee has developed corporate governance guidelines that are intended to ensure compliance with the SEC rules and NYSE listing standards.

In December 2010, in connection with the corporate governance review conducted by the nominating and governance committee in 2010 and discussions with two of the company’s shareholders, and based upon the recommendation of the nominating and governance committee, the Board adopted amendments to our by-laws to implement a majority voting standard in an uncontested election of directors to the Board. Under our by-laws, as amended, if an incumbent director is not elected by a majority of the votes cast with respect to such director’s election, the director is required to promptly tender his or her resignation to the Board. The nominating and governance committee (or another committee designated by the Board) will then make a recommendation to the Board as to whether to accept or reject the resignation of the director, or whether other action should be taken. The Board will act on the resignation and publicly disclose (in the manner provided in our by-laws) its decision regarding the tendered resignation and the rationale behind the decision within 90 days following certification of the election results. The Board may extend that 90-day period by an additional period of up to 90 days if it determines that the extension is in the best interests of the company and our shareholders. The director who has tendered his or her resignation may not participate in the recommendation of the nominating and governance committee or the decision of the Board with respect to his or her resignation. If the incumbent director’s resignation is not accepted by the Board, the director will continue to serve until his or her successor is elected and qualified.

Independence Determinations

On an annual basis, the nominating and governance committee reviews and makes recommendations to the Board as to whether individual directors are “independent” for purposes of the applicable SEC corporate governance rules and NYSE listing standards. The nominating and governance committee’s review is based on all relevant facts and circumstances, as well as criteria set forth in the applicable SEC rules and NYSE listing standards. In addition, the nominating and governance committee considers certain categorical standards approved by the Board to assist it in making independence recommendations. These categorical standards describe certain relationships that are considered immaterial and do not preclude a finding of independence.

Under our Standards for Independence, the following relationships are considered immaterial and do not preclude a finding of independence:

1. The director is affiliated with or employed by a company, partnership or other entity that receives payments from us for services in an amount which, in the current fiscal year, does not exceed the greater of (a) $1 million or (b) two percent of such other company’s consolidated gross revenues, provided, however, that solely for purposes of determining “audit committee independence,” a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from us in any amount (other than director and committee fees).

2. The director is an employee, officer or director of a foundation, university or other non-profit organization to which we give directly, or indirectly through the provision of services, less than $250,000 during the year in question.

3. In addition, in any cases where payments are made by us “indirectly” to an immediate family member, as for example fees paid to a law firm in which such immediate family member is a partner, if such immediate family member disclaims and does not accept any share of payments, the Board of Directors will not consider that such payments preclude the director from being considered “independent” for all purposes, including service on the audit committee.

A copy of these categorical standards is posted on our website at www.navigant.com/about_nci/corporate_governance.

Based on the review and recommendation of the nominating and governance committee, the Board affirmed that all of our current directors, except for Mr. Goodyear, are independent within the meaning of the NYSE listing standards, and that all of the members of the audit committee meet the SEC’s more stringent standards for audit committee independence.

In addition, the Board has adopted a policy requiring a director to submit a letter of resignation upon a substantial change in a director’s occupation or business association and also a policy stating that we will submit the adoption or extension of any shareholder rights plan to a shareholder vote, unless the Board, in an exercise of its fiduciary responsibilities, believes that it is in the best interests of the company and our shareholders to adopt or extend (for one year) a shareholder rights plan without the delay that would come from the time required to seek a shareholder vote. A copy of our shareholder rights plan policy is posted on our website at www.navigant.com/about_nci/corporate_governance.

Director Nomination Procedures

The nominating and governance committee recommended to the Board that Messrs. Goodyear and James be nominated for election to the Board, each to serve a term of three years. The nominating and corporate governance committee works with the Board to determine the appropriate characteristics, skills, and experiences for individual directors and for the Board as a whole with the objective of having a board of directors with diverse backgrounds and experience. In considering the qualifications of incumbent directors as well as future candidates for election to the Board, the nominating and governance committee considers all relevant factors, including judgment, character, reputation, education and experience, in relation to the qualifications of any alternate candidates and the particular needs of the Board, its committees and the company as they exist at the time of the candidate’s consideration. Characteristics expected of all our directors include independence, integrity, high personal and professional ethics, sound business judgment and the ability and willingness to commit sufficient time to the Board. The nominating and governance committee evaluates each candidate in the context of the Board as a whole, with the objective of recommending a candidate to the Board that can best perpetuate the success of our business and represent our shareholders’ interests through the exercise of sound judgment using the Board’s diversity of experience, as well as diversity of gender, ethnicity and race. The nominating and governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for reelection, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term. The nominating and governance committee also considers each candidate’s relationships, if any, with the company and its directors, officers, employees and shareholders, as well as any applicable criteria set forth in SEC rules, NYSE listing standards and Delaware law.

Director Qualifications

As part of the aforementioned review, the nominating and governance committee evaluated the experience, qualifications, attributes and skills of each continuing director and nominee for director, as set forth below.

•	William M. Goodyear, who has been nominated for election to the Board at the annual meeting and has served on the Board since 1999, is our chairman and chief executive officer. Mr. Goodyear has 30 years of commercial banking experience, both domestic and international. Within the context of that experience, he also has had significant exposure to litigation and regulatory matters. Mr. Goodyear brings significant experience in management and financial controls to the company along with business acumen related to multiple industries of importance to the company. He provides a deep understanding of the strategies necessary to run and grow our business.

•	Thomas A. Gildehaus, who has served on the Board since 2000, has built and sold consulting companies and has served in leadership positions in several industrial companies. He has significant accounting expertise and knowledge relevant to the evolving dynamics of the consulting industry. Mr. Gildehaus provides substantial input into the growth and acquisition strategies which are an inherent part of our business model.

•	Hon. Cynthia A. Glassman, who joined the Board in 2009, holds a Ph.D. in economics and served as the Under Secretary for Economic Affairs at the U.S. Department of Commerce. Dr. Glassman provides insights that are specifically beneficial to our economics business segment. In addition, she served as a Commissioner at the U.S. Securities and Exchange Commission and brings a thorough and unique perspective to regulatory issues. She has also served as a consultant practitioner with particular focus on financial services issues and risk management and brings a keen understanding of the company’s business model and retention strategies. In addition, she has deep experience in strategy issues and possesses the ability to identify market trends and opportunities of importance to us.

•	Stephan A. James, who has been nominated for election to the Board at the annual meeting and has served on the Board since 2009, has had multiple leadership roles related to global business and technology consulting and was Chief Operating Officer of Accenture Ltd. Mr. James provides key insights into managing professional services workforces, both domestic and international. He has a deep understanding of corporate governance needs, and understands successful strategies for running global consulting firms.

•	Peter B. Pond, who has served on the Board since 1996, is an investment banker with significant experience in finance and strategy. He brings a deep understanding of the consulting model of business as well as significant experience in and perspectives with respect to the capital markets. Mr. Pond has a strong financial acumen and is a successful business leader on a national level. Mr. Pond provides thought leadership in our strategic positioning efforts.

•	Samuel K. Skinner, who has served on the Board since 1999, has served in key leadership positions in industry and in government. Mr. Skinner was President of Commonwealth Edison Company and served as Chief of Staff to former President George H.W. Bush, as well as U.S. Secretary of Transportation. Mr. Skinner also has significant experience in the law-firm channel and is a former prosecutor. Mr. Skinner brings a deep understanding of the legal and regulatory environment in which the company provides services. Further, Mr. Skinner has served on the boards of several companies over the last 20 years and brings a wealth of experience regarding board processes and the need for independent assessment of the company and of management.

•	Governor James R. Thompson, who has served on the Board since 1998, has over 50 years of legal, political and management experience. Governor Thompson served as Governor of the State of Illinois for 14 years and has practiced law in various capacities, from the U.S. Attorney’s office to leading a major law firm. Governor Thompson has significant experience navigating the complex regulatory and legal landscape that exists today and provides critical business and strategic advice to the company.

•	Michael L. Tipsord, who joined the Board in 2009, is the Chief Operating Officer (and formerly, the Chief Financial Officer) of State Farm, a major insurance company, and brings deep financial and regulatory expertise as well as a critical understanding of the financial services industry, one of our key practice areas. He also provides management and the Board with real time capital markets perspectives. In addition, Mr. Tipsord has broad experience in accounting and financial risk controls and management.

The nominating and governance committee will consider nominees for director recommended by shareholders on the same basis as candidates identified by the nominating and governance committee, provided that the shareholder nominations are received by our corporate secretary within the time frame established by our by-laws (see the section entitled “Shareholder Proposals for the 2012 Proxy Statement” below).

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our named executive officers, or NEOs. For 2010, our NEOs included our chief executive officer, our chief financial officer and our two other most highly-compensated executive officers (our president and chief operating officer and our vice president and general counsel). At the end of 2010, excluding our chief executive officer and our chief financial officer, the company had only two other “executive officers” as defined by applicable SEC rules.

Executive Summary

•	Executive Compensation Philosophy and Objectives — The guiding principle of our executive compensation philosophy is to “pay for performance.” This “pay for performance” philosophy forms the basis for our executive compensation program design as well as individual NEO compensation target setting and the compensation committee’s (referred to in this section as the “committee” or “we”) determination of compensation levels for each of our NEOs. The committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual and long-term company performance goals and aligns our NEOs’ interests with those of our shareholders, with the ultimate objective of increasing long-term shareholder value.

•	Competitive Market Assessment and Peer Group — When making executive compensation decisions, the committee reviews competitive market compensation practices, including the compensation practices of companies comprising our peer group. The committee is assisted in this effort by its outside compensation consultant, Towers Watson & Co. (“Towers Watson”). Towers Watson also assists the committee in identifying and selecting the peer group. For 2010, the committee used a peer group of companies that it had approved in February 2010 (a list of the companies comprising our peer group is set forth on page 15 of this Proxy Statement).

•	2010 Executive Compensation Program — For 2010, the primary components of our executive compensation program were:

•	Base salary;

•	Annual performance-based cash bonus; and

•	Long-term equity-based incentive compensation.

For 2010, total direct compensation (base salary, annual performance-based cash bonus and long-term equity-based incentive compensation) for our NEOs was generally targeted between the 50th and 75th percentiles of our peer group, based on benchmarks and guidance provided by Towers Watson. We believe this target is appropriate in order to attract and retain top caliber executive talent in our competitive industry.

For 2010, our mix of compensation at targeted levels for our chairman and chief executive officer was approximately 35% base salary, 35% annual performance-based cash bonus and 30% long-term equity-based incentive compensation, and for the other three NEOs was approximately 40% base salary, 30% annual performance-based cash bonus and 30% long-term equity-based incentive compensation. The committee believes this combination of fixed base salary, short-term cash incentives and long-term equity-based incentives properly motivates our NEOs to achieve company performance objectives without taking unreasonable risks.

The company’s financial and strategic performance during 2010 was the primary factor used by the committee in determining the cash bonuses earned by our NEOs for 2010. The company’s overall performance for 2010 was also a significant factor in determining the value of the equity-based incentive awards granted to our NEOs in March 2011.

•	2010 Company Performance and Compensation Decisions — 2010 was a year of transition as the company shifted its focus to aggressively position itself in the markets where it has a competitive advantage, unique market facing opportunities and favorable demand drivers. During 2010, the company wound down and exited non-strategic markets and redeployed talent accordingly. The net results of these movements, combined with attrition in 2009 and 2010, led to disappointing financial results in 2010. However, the company believes that the strategic actions taken and capital invested in 2010 materially strengthened the company and will contribute to improved financial results and shareholder value in the future.

As discussed in further detail under the section entitled “ — 2010 Executive Compensation Program — Annual Performance-Based Cash Bonus” below, the committee concluded that, in the aggregate, the company’s financial, strategic and stock price performance during 2010 warranted cash bonus payouts significantly below target and equity-based incentive awards at lower levels than the prior year. Specifically, cash bonuses for our NEOs, in the aggregate, were awarded at 37% of target for 2010, and the aggregate value of the equity-based incentive awards granted to our NEOs on March 15, 2011 was well below the 50th percentile of our peer group and represented more than a 50% decrease from the value of the prior year’s equity grants.

These decisions generally resulted in total direct compensation to our NEOs for 2010 in the bottom decile of our peer group (based on information derived from the most recently filed proxy statement of each peer group company as of June 2010). A summary of the total direct compensation to our NEOs for 2010, as compared to 2009 and the 50th and 75th percentiles of our peer group, is illustrated below.

•	2011 Compensation Decisions — Based on our peer group benchmarks, as well as individual and company performance assessments for 2010, the committee made no changes to our NEOs’ base salaries for 2011. As a result, NEO base salaries have remained unchanged for the last three years.

Going forward into 2011 and reflecting on the executive compensation decisions made for the 2010 performance year, we believe that our executive compensation program remains appropriately aligned with the competitive market, and as a result, we plan to continue to target total direct compensation for our NEOs to be, on average, between the 50th and 75th percentiles of our peer group. The company’s financial and strategic performance during 2011 is expected to be the primary factor in determining 2011 annual cash bonuses and setting the value of any equity-based incentive awards that would be granted in early 2012. We will continue to monitor the competitive marketplace to determine if any adjustments or changes to our executive compensation program are warranted.

•	Other Key Features of our Executive Compensation Program — Other key features of our executive compensation program include:

•	We have established stock ownership guidelines for our NEOs to more closely link their interests with those of our shareholders;

•	We do not offer significant perquisites to our NEOs, with parking benefits being the main perquisites our NEOs receive. No other special benefits, defined benefit pension plans or supplemental executive retirement plans are offered to our NEOs;

•	The agreements governing grants of equity-based incentive awards to our NEOs contain provisions that provide for the forfeiture or cancellation of any awards (or resulting gain) if, and to the extent, the recipient of the award engages in any activity which constitutes “cause” under our long-term incentive plan, breaches any confidentiality obligations or restrictive covenants or otherwise engages in any activity which is contrary, inimical or harmful to the company;

•	All annual long-term equity award decisions are made on a fixed date every year when material information regarding the company’s performance for the preceding year has been publicly disclosed and thoroughly reviewed. We do not otherwise have any program, plan or practice to grant equity-based awards to our NEOs in coordination with the release of material, non-public information;

•	The exercise price for any stock options granted to our NEOs is based on the fair market value of our common stock on the grant date. We do not have any program, plan or practice of granting stock options and setting the exercise price based on the price of our common stock on a date other than the grant date. Further, we do not have a practice of determining the exercise price of stock option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date; and

•	Our NEOs are prohibited under our insider trading policy from selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock.

Executive Compensation Philosophy and Objectives

The guiding principle of our executive compensation philosophy is to “pay for performance,” meaning that the most significant percentage of our NEOs’ targeted total direct compensation is performance-based compensation — short-term (in the form of an annual cash bonus) and long-term (in the form of equity-based incentive awards), both of which are determined primarily based on the company’s financial and strategic performance.

The committee believes that our executive compensation program plays a key role in attracting and retaining highly qualified individuals in our competitive industry. We also believe that an effective executive compensation program is one that seeks to align our NEOs’ interests with those of our shareholders, with the ultimate objective of increasing long-term shareholder value. Our executive compensation program has been designed to ensure that the compensation earned by our NEOs remains both competitive relative to the compensation paid to similarly situated executives in our peer group as well as commensurate with the overall performance of the company and each NEO’s individual performance objectives. As a result, our executive compensation program includes both a fixed-cash component (i.e., base salary) and both short- and long-term performance-based opportunities that motivate and reward the achievement of annual and long-term company performance goals. We believe this combination of fixed base salary, annual cash bonuses tied to performance and long-term equity-based incentives (with multi-year vesting periods) is balanced and serves to motivate our NEOs to achieve company performance objectives without taking unreasonable risks.

We design all of our compensation programs (including those applicable to our non-executive employees) to motivate and reward our employees to achieve company performance objectives without taking unreasonable risks. Accordingly, we have concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company. Our annual bonus opportunity for all eligible employees, similar to that for our NEOs, is not guaranteed and is primarily a function of the company’s or the applicable practice group’s performance.

Executive Compensation Process

In making executive compensation decisions, the committee reviews competitive market compensation practices, including the compensation practices of companies in our peer group and published survey data. To assist with this, the committee has retained Towers Watson as its external compensation consultant. Towers Watson provides the committee with information regarding the compensation practices of our peer group (as discussed in further detail below) and also advises and updates the committee on market trends and best practices. Annually, Towers Watson conducts an in-depth review of our executive compensation program to determine if the individual components of our program are competitive with our peers and consistent with our executive compensation philosophy and objectives, as articulated above. Towers Watson also provides the committee with assistance in reviewing our long-term incentive plan and the appropriate usage of shares under that plan, as well as relevant market data and alternatives to consider with respect to director compensation. In performing these duties for the committee, Towers Watson is directed to assess compensation relative to our peer group as well as the specific business needs of our company. Although Towers Watson has been retained directly by the committee, from time to time, as necessary, management provides information and discusses alternatives directly with Towers Watson, at the direction of the committee.

For competitive benchmarking purposes, the committee compares each executive compensation program component against a peer group of companies, which is comprised of strategic analysis and consulting companies against which we compete for talent and shareholder investment (collectively, our “peer group”). For 2010, the committee used the peer group that it had approved in February 2010, based on the advice of Towers Watson. This peer group consists of the following companies:

The Advisory Board Company
Corporate Executive Board
CRA International Inc.
Duff & Phelps Corporation
Exponent, Inc.
FTI Consulting, Inc
Gartner Group, Inc.
Huron Consulting Group Inc.
ICF International, Inc.
LECG Corporation
MAXIMUS, INC.
Resources Connection, Inc.
Tetra Tech, Inc.

The peer group information reviewed by the committee and referenced in this Proxy Statement was provided by Towers Watson and derived from the most recently filed proxy statement of each peer group company as of June 2010.

Annually in the first quarter, the committee conducts a compensation review for each NEO, including our chairman and chief executive officer, based on company and individual performance for the preceding year. Individual performance for our NEOs is assessed based upon each NEO’s specific role within the company and each NEO’s contributions toward achieving the company’s financial and strategic performance goals. We do not assign specific weighting factors when considering company and individual performance; rather, we perform a qualitative assessment of each NEO’s individual leadership role and each NEO’s effectiveness and contributions to the company’s overall performance. Specifically, each NEO is evaluated based on (i) his or her overall individual performance in the area of the company over which he or she has direct responsibility and (ii) his or her individual contributions to the company’s financial and strategic performance for the year in question. See the section entitled “— 2010 Executive Compensation Review” for a discussion of the compensation review conducted for each of our NEOs for the 2010 performance year.

2010 Executive Compensation Program

Our 2010 executive compensation program generally consisted of three primary components:

•	Base salary;

•	Annual performance-based cash bonus; and

•	Long-term equity-based incentive compensation.

For 2010, total direct compensation (base salary, annual performance-based cash bonus and long-term equity-based incentive compensation) for our NEOs was generally targeted between the 50th and 75th percentiles of our peer group. We believe this compensation target is appropriate in order to attract and retain top caliber executive talent in our competitive industry. Further, this target recognizes the committee’s expectation that, over the long-term, the company will generate shareholder returns in excess of the average of our peer group. Nevertheless, actual total direct compensation could deviate from target after we consider factors such as the relative experience level and individual performance of the NEO.

Consistent with our pay for performance philosophy, the most significant percentage of our NEOs’ targeted total direct compensation is incentive-based compensation. While the allocation between cash and equity-based compensation is governed, in part, by our employment agreements with each of our NEOs (specifically, as it relates to base salary and target annual cash bonus), we have no pre-established policy or formula for the allocation between cash and equity-based incentive compensation. We review the mix of cash and equity-based incentives periodically to ensure that we are properly motivating our NEOs to achieve both short- and long-term performance goals and aligning their interests with those of our shareholders.

Base Salary

We believe that some portion of our NEOs’ total compensation should be provided in a form that is fixed and predictable. Initial base salaries are set pursuant to the terms of each NEO’s employment agreement. Consistent with its overall goal of remaining competitive, the committee initially targets base salaries for our NEOs between the 50th and 75th percentiles of our peer group. Thereafter, annual base salaries are reviewed by the committee in connection with its annual compensation review.

Our NEOs received no salary increase in 2010. Based on our peer group benchmarks, as well as individual and company performance assessments for 2010, the committee made no changes to our chairman and chief executive officer’s base salary for 2011. Further, the committee, in concurrence with management’s recommendation, did not change any of the other NEOs’ base salaries for 2011. As a result, NEO base salaries have remained unchanged for the last three years.

Annual Performance-Based Cash Bonus

Annual cash bonuses paid to our NEOs are primarily based upon the company’s financial and strategic performance during the year. The committee does not apply a strict formula in determining annual bonus funding or bonus payouts. Instead, the committee assesses the company’s overall performance for the fiscal year relative to budgeted amounts and, based upon that assessment and other considerations, including individual performance, determines the level of bonus payouts, if any.

For 2010, the committee considered financial measures relating to revenue growth, EBITDA, net income and earnings per share. The company’s qualitative strategic goals for 2010 included successful completion of the following: organizational realignment; strategic investment in core growth practice areas; senior level recruitment;

and management’s timely and effective response to changes in the competitive landscape. Although these goals were ambitious, the committee believes they were achievable at the time they were established.

Based on the company’s actual financial results for 2010, the committee determined that the company’s performance with respect to revenue growth and EBITDA partially met the Board’s expectations; however, the company’s performance with respect to net income and earnings per share did not meet expectations. The committee further determined that the company largely achieved its strategic goals for 2010. Consideration was also given to the fact that the company’s stock price performance was below the average for its peer group during 2010. In aggregate, the committee concluded that the company’s financial, strategic and stock price performance warranted cash bonus payouts at levels significantly below target.

In the aggregate, cash bonuses for our NEOs were awarded at 37% of target for 2010.

The cash bonuses earned by each of our NEOs for 2010 are set forth in the table below.

			2010 Cash	2010
	2010 Cash	2010 Cash	Bonus	Cash Bonus
	Target	Bonus	Award as % of	Award as %
Name	Bonus ($)	Award ($)	Target	of Base Salary

William M. Goodyear	850,000	275,000	32.4%	32.4%
Thomas A. Nardi	292,500	150,000	51.3%	33.3%
Julie M. Howard	600,000	200,000	33.3%	33.3%
Monica M. Weed	200,000	100,000	50.0%	25.0%

Long-Term Equity-Based Incentive Compensation

The committee believes that long-term equity-based incentive compensation is an important component of our executive compensation program as it promotes long-term retention of our key employees and aligns our NEOs’ interests with those of our shareholders on a long-term basis. The committee believes that equity-based incentive compensation also gives us an advantage in attracting and retaining key employees in an increasingly competitive environment.

In reviewing the size of equity-based incentive awards, the committee focuses on our financial and strategic performance for the year preceding the date of grant, the contributions of each NEO to the company’s overall performance and individual performance. Accordingly, the committee grants long-term equity-based incentive awards to our NEOs with the dual intention of rewarding performance for the prior year as well as motivating our NEOs to achieve long-term company performance goals and increase long-term shareholder value.

The amount of equity-based incentive compensation granted to each NEO is impacted by company and individual performance for the prior performance year, as well as the NEO’s total target direct compensation, as compared to peer group benchmarks.

The company’s overall performance during 2010, as described above, was a significant factor in determining the value of the equity-based incentive awards granted to our NEOs for the 2010 performance year. These awards were granted at lower levels than the prior year, reflecting the fact that the company’s financial performance during 2010 only partially met the Board’s expectations and also considering the fact that the company’s stock price performance was below the average for its peer group during 2010. The value of these grants was well below the 50th percentile of our peer group and represented more than a 50% decrease from the value of the prior year’s grants.

The aggregate value of the equity-based incentive awards granted to our NEOs on March 15, 2011 for the 2010 performance year is set forth in the table below.

	Peer Group	Peer Group	2009	2010	2010
	50th Percentile	75thPercentile	Equity	Equity	Decrease
	Equity Award	Equity Award	Award	Award	From
Name	Value ($)	Value ($)	Value ($)(1)	Value ($)(2)	2009

William M. Goodyear	960,000	1,000,000	750,000	300,000	60%
Thomas A. Nardi	300,000	500,000	300,000	135,000	55%
Julie M. Howard	525,000	850,000	500,000	225,000	55%
Monica M. Weed	301,000	444,000	250,000	115,000	54%

(1)	Represents the aggregate value of equity-based incentive awards granted on March 15, 2010 for the 2009 performance year.

(2)	Represents the aggregate value of equity-based incentive awards granted on March 15, 2011 for the 2010 performance year.

The equity-based incentive awards granted to our NEOs on March 15, 2011 consist of 67% restricted stock and 33% stock options, based on the overall value of the award. The restricted stock and stock options vest annually over a three-year period beginning on first anniversary of the grant date. The stock options have an exercise price equal to the closing price of our common stock on the grant date and expire six years from the grant date.

All Other Compensation

Parking benefits are the main perquisites that our NEOs receive. None of our named executive officers receives benefits under a defined benefit pension plan or supplemental executive retirement plan.

2010 Executive Compensation Review

As noted above, we conduct an annual compensation review for each NEO, including our chairman and chief executive officer, in the first quarter of the year based on company and individual performance for the preceding year. A discussion of the compensation reviews, and resulting individual compensation decisions, is set forth below.

Chairman and Chief Executive Officer

The committee reviewed Mr. Goodyear’s total compensation for 2010, pursuant to the terms of his employment agreement and taking into consideration his individual performance during 2010, as well as benchmarking information and recommendations provided by Towers Watson. Mr. Goodyear’s 2010 annual performance review was based upon an assessment of the overall performance of the company for 2010 and the degree to which the company progressed on its longer-term strategic objectives. The committee’s decision to award Mr. Goodyear a cash bonus for 2010 below target and an equity grant for the 2010 performance year with a value significantly below the prior year’s grant was based on the fact that the company’s financial performance during 2010 only partially met the Board’s expectations with respect to revenue growth and EBITDA (and did not meet its expectations with respect to net income and earnings per share), despite the company largely achieving its strategic goals for 2010. Consideration was also given by the committee to the fact that the company’s stock price performance was below the average for its peer group during 2010.

The following table sets forth Mr. Goodyear’s total direct compensation, by component, for 2010.

	2010	2010 Cash	2010	2010 Total	2009 Total	2010
	Base	Bonus	Equity Award	Direct	Direct	Decrease From
Name	Salary ($)	Award ($)	Value ($)(1)	Comp. ($)(2)	Comp. ($)(2)	2009

William M. Goodyear	850,000	275,000	300,000	1,425,000	1,600,000	11%

(1)	Represents the aggregate value of equity-based incentive awards granted on March 15, 2011 for the 2010 performance year.

(2)	Includes equity-based incentive awards granted in 2011 and 2010, respectively, for the prior year performance period. The treatment of these grants as prior year compensation for purposes of this table is different than the treatment required in the Summary Compensation Table that appears on page 23 of this Proxy Statement. The Summary Compensation Table reports the grant date fair value of equity-based incentive awards in the year of grant, regardless of whether the awards were granted based on prior year performance.

The following chart illustrates Mr. Goodyear’s actual total direct compensation for 2010, as compared to 2009 and the 50th and 75th percentiles of our peer group.

As described above, the committee determined in March 2011 to maintain Mr. Goodyear’s annual base salary for 2011 at $850,000, which is the same level it has been since 2008.

Other NEO Compensation

Similar to the process undertaken for Mr. Goodyear, the committee reviewed the compensation of our other three current NEOs, pursuant to the terms of their respective employment agreements and taking into consideration each NEO’s individual performance during 2010, as well as benchmarking information and recommendations provided by Towers Watson. This review was based on the committee’s consideration of recommendations from our chairman and chief executive officer and his assessment of the officer’s individual performance in light of the company’s overall performance and, more specifically, each officer’s individual contributions to the company’s financial and strategic performance during 2010.

For Mr. Nardi, our executive vice president and chief financial officer, individual performance for 2010 was based upon an assessment of his contributions and the impact the finance, accounting and information technology functions made to the company’s financial and strategic performance, as well as the effective management of the finance, accounting, risk management, investor relations and information technology functions. In addition, Mr. Nardi’s individual goals for 2010 included achieving operational improvements and efficiencies within the finance, accounting and information technology functions.

For Ms. Howard, our president and chief operating officer, individual performance for 2010 was based upon an assessment of her contributions to the company’s financial and strategic performance as well as effective management, specifically as it related to business unit and operational leadership. In addition, Ms. Howard’s 2010 individual goals included reducing general and administrative costs and achieving operational improvements and efficiencies.

For Ms. Weed, our vice president and general counsel, individual performance for 2010 was based upon an assessment of her contributions and the impact the legal function made to the company’s financial and strategic performance, specifically in managing the legal risk profile of the company as well as the effective management of the legal function at the company. In addition, Ms. Weed’s individual goals for 2010 included achieving operational improvements and efficiencies in the legal function; making improvements to the company’s risk management and regulatory compliance programs; enhancing legal support activities to critical company functions; and managing and supporting the company’s acquisition initiatives.

The following table sets forth the total direct compensation, by component, for each NEO, other than Mr. Goodyear, for 2010:

	2010	2010 Cash	2010	2010 Total	2009 Total	2010
	Base	Bonus	Equity Award	Direct	Direct	Decrease From
Name	Salary ($)	Award ($)	Value ($)(1)	Comp. ($)(2)	Comp. ($)(2)	2009

Thomas A. Nardi	450,000	150,000	135,000	735,000	900,000	18%
Julie M. Howard	600,000	200,000	225,000	1,025,000	1,100,000	7%
Monica M. Weed	400,000	100,000	115,000	615,000	775,000	21%

(1)	Represents the aggregate value of equity-based incentive awards granted on March 15, 2011 for the 2010 performance year.

(2)	Includes equity-based incentive awards granted in 2011 and 2010, respectively, for the prior year performance period. The treatment of these grants as prior year compensation for purposes of this table is different than the treatment required in the Summary Compensation Table that appears on page 23 of this Proxy Statement. The Summary Compensation Table reports the grant date fair value of equity-based incentive awards in the year of grant, regardless of whether the awards were granted based on prior year performance.

The following chart illustrates the three NEOs’ actual total direct compensation for 2010, in the aggregate, as compared to 2009 and the 50th and 75th percentiles of our peer group.

Salary reviews for these three NEOs resulted in no changes to their annual base salaries for 2011. The committee believes that the current salary levels in place for these NEOs are appropriately competitive and allow for the proper balance of fixed versus variable compensation.

Practices Regarding the Grant of Equity-Based Awards

The committee believes that it is appropriate that decisions with respect to annual equity-based awards be made at a time when material information regarding our performance for the preceding year has been disclosed publicly and thoroughly reviewed. Accordingly, the committee has adopted a policy providing that annual equity grants to our NEOs, if any, be made on March 15th (or the next business day, if March 15th is not a business day). We do not otherwise have any program, plan or practice to grant equity-based awards to our NEOs in coordination with the release of material non-public information.

For the portion of any equity grant denominated in restricted shares, the value of that portion of the grant is converted into a number of restricted shares by dividing the total value awarded by the average daily closing price of our stock for the 30-day calendar period leading up to, but not including, the grant date. For the portion of any equity grant denominated in stock options, the value of that portion of the grant is converted into a number of stock options by dividing the total value awarded by the Black Scholes value as the grant date.

All equity-based awards made to our NEOs, or any of our other employees or directors, are made pursuant to our 2005 long-term incentive plan. All stock options under our 2005 long-term incentive plan are granted with an exercise price equal to the fair market value of our common stock on the grant date. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date.

Post-Termination Compensation

We have entered into employment agreements with each of our NEOs. These agreements, among other things, provide for certain severance payments and benefits in the event a NEO’s employment is terminated under certain circumstances or following a qualifying event, such as being terminated without “cause,” resigning for “good reason” or following a “change of control,” as these terms are defined in the employment agreements. These employment agreements are described in further detail in the section entitled “Executive Compensation — Employment Agreements” below.

The committee believes that these severance arrangements are an important part of our overall executive compensation program. The committee believes that these agreements will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at any given time regarding their continued employment, prior to or following a change of control. The committee also believes that these agreements are an important recruiting and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their executives.

Stock Ownership Guidelines

The committee has established stock ownership guidelines for our NEOs. These guidelines are designed to more closely link our NEOs’ interests with those of our shareholders. These stock ownership guidelines provide that within five years of becoming a NEO, the NEO must own (not including unvested, unexercised stock options) shares of our common stock or vested stock units with a value of three times his or her annual base salary. Mr. Goodyear, as chief executive officer, is required to own four times his annual base salary. As of the end of 2010, each of our current NEOs was in compliance with our stock ownership guidelines.

Our insider trading policy prohibits all of our employees, including our NEOs, from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, we recommend to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement, the company’s Annual Report on Form 10-K for the year ending December 31, 2010 and such other filings with the SEC as may be appropriate.

COMPENSATION COMMITTEE

Stephan A. James, Chairman
Thomas A. Gildehaus
Hon. Cynthia A. Glassman
Michael L. Tipsord

EXECUTIVE COMPENSATION

2010 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the last three fiscal years.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	Total ($)

William M. Goodyear	2010	850,000	275,000	489,092	247,503	21,698	1,883,293
Chairman and Chief	2009	850,000	—	771,399	395,920	23,160	2,040,479
Executive Officer	2008	850,000	900,000	—	—	23,169	1,773,169
Thomas A. Nardi(3)	2010	450,000	150,000	195,644	99,002	13,373	908,020
Executive Vice	2009	450,000	150,000	48,219	24,746	12,123	685,088
President and Chief	2008	60,577	100,000	500,010	—	414	661,001
Financial Officer
Julie M. Howard	2010	600,000	200,000	326,061	165,000	10,084	1,301,145
President and	2009	600,000	—	546,416	280,442	10,970	1,437,828
Chief Operating Officer	2008	600,000	650,000	—	—	31,522	1,281,522
Monica M. Weed(3)	2010	400,000	100,000	163,031	82,503	10,341	755,875
Vice President, General	2009	400,000	125,000	48,219	24,746	9,063	607,028
Counsel and Secretary	2008	61,538	250,000	500,001	—	572	812,111

(1)	The amounts reported in this column represent the aggregate grant date fair value of restricted stock or stock option awards granted to our named executive officers during 2010, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). Assumptions used in calculating the aggregate grant date fair value of these awards are described in Note 8 to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 18, 2011 (“2010 Form 10-K”).

(2)	The amounts reported in this column include company matching contributions under the 401(k) Plan and the value attributable to life insurance benefits and parking benefits provided to each named executive officer. For Mr. Goodyear, $13,526 in value was attributable to life insurance benefits for 2010. No other items reported in this column for Mr. Goodyear or the other named executive officers had a value in excess of $10,000 for 2010.

(3)	Mr. Nardi and Ms. Weed joined us in November 2008.

2010 Grants of Plan-Based Awards

			All Other Stock
			Awards: Number	All Other Option
			of Shares of	Awards: Number	Exercise or	Grant Date Fair
		Grant	Stock	of Securities	Base Price of	Value of Stock
		Approval	or Units	Underlying Options	Option Awards	and Option
Name	Grant Date	Date	(#)(1)	(#)(1)	($/sh)(2)	Awards ($)

William M. Goodyear	3/15/2010	3/10/2010		41,462	12.03	247,503
	3/15/2010	3/10/2010	40,656			489,092
Thomas A. Nardi	3/15/2010	3/10/2010		16,585	12.03	99,002
	3/15/2010	3/10/2010	16,263			195,644
Julie M. Howard	3/15/2010	3/10/2010		27,641	12.03	165,000
	3/15/2010	3/10/2010	27,104			326,061
Monica M. Weed	3/15/2010	3/10/2010		13,821	12.03	82,503
	3/15/2010	3/10/2010	13,552			163,031

(1)	The restricted stock and stock option awards were granted under our 2005 long-term incentive plan. The restricted stock and stock options vest over a three-year period in equal annual installments.

(2)	The exercise price of the stock options granted was equal to the closing price per share of our common stock on the grant date.

(3)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in calculating the aggregate grant date fair value of these awards are described in Note 8 to the Consolidated Financial Statements in our 2010 Form 10-K.

On March 10, 2010, the compensation committee modified the vesting terms of certain shares of restricted stock granted on April 30, 2007 to Mr. Goodyear and Ms. Howard. These restricted stock awards originally vested seven years after the grant date, with the vesting accelerating 20% annually if the company achieved certain performance targets. As modified, the performance-based accelerated vesting was eliminated, and the restricted stock vests 25% annually over the remaining four years of the original vesting schedule, commencing April 30, 2011.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities			Number of Shares		Market Value of
		Underlying	Underlying	Option		or Units of Stock		Shares or Units
	Option	Unexercised	Unexercised	Exercise	Option	That Have Not		of Stock That Have
	Grant	Options (#)	Options (#)	Price	Expiration	Vested		Not Vested
Name	Date	Exercisable	Unexercisable(1)	($)	Date	(#)		($)(2)

William M. Goodyear	11/19/2001	60,000	—	3.73	11/19/2011	21,685	(3)	199,502
	12/20/2002	90,000	—	6.05	12/20/2012	48,491	(4)	446,117
	3/1/2005	21,874	—	25.975	3/1/2011	48,906	(5)	449,935
	3/15/2006	35,860	—	19.455	3/15/2012	40,656	(6)	374,035
	4/30/2007	28,324	9,442	19.18	4/30/2013
	3/16/2009	16,923	50,770	11.83	3/16/2015
	3/15/2010	—	41,462	12.03	3/15/2016
Thomas A. Nardi	3/16/2009	1,057	3,174	11.83	3/16/2015	14,944	(7)	137,485
	3/15/2010	—	16,585	12.03	3/15/2016	3,057	(5)	28,124
						16,263	(6)	149,620
Julie M. Howard	12/20/2002	45,000	—	6.05	12/20/2012	10,119	(3)	93,095
	3/1/2005	10,937	—	25.975	3/1/2011	48,491	(4)	446,117
	3/15/2006	16,735	—	19.455	3/15/2012	34,642	(5)	318,706
	4/30/2007	28,324	9,442	19.18	4/30/2013	27,104	(6)	249,357
	3/16/2009	11,987	35,962	11.83	3/16/2015
	3/15/2010	—	27,641	12.03	3/15/2016
Monica M. Weed	3/16/2009	1,057	3,174	11.83	3/16/2015	14,881	(8)	136,905
	3/15/2010	—	13,821	12.03	3/15/2016	3,057	(5)	28,124
						13,552	(6)	124,678

(1)	The stock options vest in equal annual installments over a four-year period, except for the stock options expiring on March 15, 2016 which vest in equal annual installments over a three-year period.

(2)	The amounts reported in this column are calculated by multiplying $9.20, the closing sales price per share of our common stock on December 31, 2010, by the number of shares that have not vested.

(3)	The restricted stock was granted on March 15, 2006 and vests six years after the grant date, provided that if certain performance targets are met, the vesting of 25% of the award may be accelerated.

(4)	The restricted stock was granted on April 30, 2007 and, as modified, vests 25% annually over a four-year period, commencing April 30, 2011. As discussed in further detail in the narrative below the “2010 Grants of Plan-Based Awards” table, these restricted stock awards originally vested seven years after the grant date.

(5)	The restricted stock was granted on March 16, 2009 and vests 25% annually on each of the four anniversaries of the grant date.

(6)	The restricted stock was granted on March 15, 2010 and vests 33% annually on each of the three anniversaries of the grant date.

(7)	The restricted stock was granted on November 10, 2008 and vests 25% annual on each of the four anniversaries of the grant date.

(8)	The restricted stock was granted on November 3, 2008 and vests 25% annual on each of the four anniversaries of the grant date.

2010 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(1)

William M. Goodyear	178,750	1,224,397	23,530	284,207
Thomas A. Nardi	—	—	8,491	80,475
Julie M. Howard	1,226	7,690	14,921	180,308
Monica M. Weed	—	—	8,460	77,960

(1)	The amounts reported in this column are calculated by: (i) multiplying the closing sales price per share of our common stock on the exercise/vesting date by the number of shares acquired on exercise/vesting, and (ii) in the case of option awards, subtracting the aggregate exercise price paid to acquire the shares.

Potential Payments Upon Termination or Change of Control

The table below reflects the potential payments and benefits to which each of our named executive officers would be entitled in the event of a termination of his or her employment or change of control. The amounts shown are estimates and assume the termination of employment or change of control was effective as of December 31, 2010. The actual amounts that would be paid can only be determined at the time of the termination or change of control. In addition, any or all amounts payable upon a termination of employment may be delayed for six months following the termination of employment if the delay in payments is necessary to comply with Section 409A of the Code. Any cash payments delayed in that manner would accrue interest at a rate equal to 5% per annum pursuant to the terms of the employment agreements we entered into with each of the named executive officers.

		Continuation of
		Medical/Welfare	Acceleration of		Total Termination
	Cash	Benefits (Present	Equity	Excise Tax	Payments/
	Payment ($)	Value) ($)	Awards ($)(1)	Gross-up ($)(2)	Benefits ($)

William M. Goodyear
• Voluntary	—	—	—	—	—
• Death/Disability	2,300,000	—	—	—	2,300,000
• Involuntary or Good Reason	2,300,000	—	—	—	2,300,000
• Termination After a Change of Control	3,450,000	—	1,469,590	—	4,919,590
• Change of Control	—	—	1,469,590	—	1,469,590
Thomas A. Nardi
• Voluntary	—	—	—	—	—
• Death/Disability	500,000	—	—	—	500,000
• Involuntary or Good Reason	500,000	—	—	—	500,000
• Termination After a Change of Control	1,000,000	—	315,229	—	1,315,229
• Change of Control	—	—	315,229	—	315,229
Julie M. Howard
• Voluntary	—	—	—	—	—
• Death/Disability	1,833,333	10,059	—	—	1,843,392
• Involuntary or Good Reason	1,833,333	10,059	—	—	1,843,392
• Termination After a Change of Control	2,650,000	10,059	1,107,275	—	3,767,334
• Change of Control	—	—	1,107,275	—	1,107,275
Monica M. Weed
• Voluntary	—	—	—	—	—
• Death/Disability	441,667	—	—	—	441,667
• Involuntary or Good Reason	441,667	—	—	—	441,667
• Termination After a Change of Control	883,333	—	289,708	—	1,173,041
• Change of Control	—	—	289,708	—	289,708

(1)	The agreements setting forth the terms of each named executive officers’ restricted stock or stock option award provide for the accelerated vesting of the award upon a change of control (as defined in our 2005 long-term incentive plan). The amounts reported in this column represent the aggregate value of the shares of restricted stock that would have vested upon a change of control based on the closing sales price per share of our common stock on December 31, 2010 of $9.20. We have assigned no value to the stock options that would have vested upon a change of control because those stock options had an exercise price above the closing sales price per share of our common stock on December 31, 2010.

The compensation committee has the discretion to vest all or any portion of an equity award upon a named executive officer’s death or “total and permanent disability” (as defined in our 2005 long-term incentive plan).

For purposes of the amounts reported in this table, we have assumed that no discretion would have been exercised by the compensation committee.

(2)	Pursuant to the terms of their employment agreements, Mr. Goodyear and Ms. Howard are entitled to a tax gross-up payment for any excise tax imposed under Section 4999 of the Code on any amounts or benefits received by him or her. If a termination of employment or change of control had occurred as of December 31, 2010, no excise tax would have been payable to Mr. Goodyear or Ms. Howard. The tax gross-up calculations were prepared assuming a blended effective tax rate of 38.68% and a 20% excise tax incurred on excess parachute payments, as calculated in accordance with Sections 280G and 4999 of the Code. The equity was valued using a closing sales price per share of $9.20 on December 31, 2010.

Accrued Pay and Regular Retirement Benefits.  The amounts reported in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination. These include:

•	accrued salary and, if applicable, vacation pay;

•	distributions of plan balances under the 401(k) Plan; and

•	payments of amounts under disability insurance policies.

Termination as a Result of Death or Disability; Involuntary Termination or Termination by the Executive for Good Reason

The amounts reported in the table above in the event that a named executive officer’s employment is terminated as a result of death or disability, involuntarily by the company or by the executive for “good reason” were calculated pursuant to the terms of the employment agreements we entered into with each named executive officer as follows (see the section entitled “— Employment Agreements” below):

•	For Mr. Goodyear, the cash payment equals two times the sum of his base salary and the average of his three most recent annual bonuses.

•	For each of Mr. Nardi and Ms. Weed, the cash payment equals the sum of his or her base salary and the average of his or her three most recent annual bonuses.

•	For Ms. Howard, the cash payment equals two times the sum of her base salary and the average of her three most recent annual bonuses, plus the pro-rata portion of her annual bonus amount for the year in which the termination occurs based on an estimate of company performance, as determined by the compensation committee (which for purposes of reporting the amounts in the table above, we have assumed to be the actual cash bonus awarded to Ms. Howard for 2010). With respect to the continuation of medical/welfare benefits, the amount shown represents the present value of continuing Ms. Howard’s healthcare benefits at the same level and cost to her as immediately preceding the termination for 24 months after the assumed date of termination.

Termination Following a Change of Control

The amounts reported in the table above in the event that a named executive officer’s employment is terminated following a change of control were calculated pursuant to the terms of the employment agreements we entered into with each named executive officer as follows (see the section entitled ‘‘— Employment Agreements” below):

•	For Mr. Goodyear, the cash payment equals three times the sum of his base salary and the average of his three most recent annual bonuses.

•	For each of Mr. Nardi and Ms. Weed, the cash payment equals two times the sum of his or her base salary and the average of his or her three most recent annual bonuses.

•	For Ms. Howard, the cash payment equals three times the sum of her base salary and the average of her three most recent annual bonuses, plus the pro-rata portion of her annual bonus amount for the year in which the termination occurs based on an estimate of company performance, as determined by the compensation committee. With respect to the continuation of medical/welfare benefits, the amount shown represents the present value of continuing Ms. Howard’s healthcare benefits at the same level and cost to her as immediately preceding the termination for 24 months after the assumed date of termination.

Generally, pursuant to the employment agreements, a “change of control” is deemed to occur:

(i) upon the sale of us or disposition of our assets having a fair market value of at least 60% of our assets;

(ii) if any person acquires more than 50% of our common stock outstanding or the combined voting power of our voting securities entitled to vote generally in the election of directors outstanding immediately after the acquisition; or

(iii) upon the consummation of certain reorganizations, mergers or consolidations of the company or the sale or other disposition of all or substantially all of our assets.

Employment Agreements

William M. Goodyear.  The term of the employment agreement with Mr. Goodyear, our chairman and chief executive officer, is indefinite. The agreement provides for an annual base salary, subject to adjustment from time to time, and does not limit Mr. Goodyear’s bonus. The agreement provides, among other things, that if we terminate Mr. Goodyear other than for cause (as defined in the agreement) or Mr. Goodyear terminates his employment for good reason (as defined in the agreement), or if Mr. Goodyear’s employment is terminated because of death or disability, then we will pay to Mr. Goodyear an amount equal to two times the sum of his base salary and the average of his three most recent annual bonuses. However, if Mr. Goodyear terminates his own employment other than for good reason, we would have no further obligation to Mr. Goodyear other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. In the event Mr. Goodyear’s employment is terminated within the 12 months prior to a change of control (as described under “— Termination Following a Change of Control” above) for any reason other than by the company for cause or by Mr. Goodyear other than for good reason or Mr. Goodyear’s employment is terminated following a change of control for any reason, we will pay to Mr. Goodyear an amount equal to three times the sum of his base salary and the average of his three most recent annual bonuses. Mr. Goodyear is entitled to a tax gross-up payment to make him whole for any excise tax imposed under Section 4999 of the Code on any amounts or benefits received by Mr. Goodyear. In consideration of the uncertainty and complexity of Section 409A of the Code, the agreement also includes a tax gross-up in the event any payments or benefits made or provided to Mr. Goodyear under the agreement result in the imposition of tax penalties under Section 409A.

Thomas A. Nardi.  The employment agreement with Mr. Nardi, our executive vice president and chief financial officer, is for rolling one-year periods, such that the remainder of the term will always be one full year. The agreement provides for an annual base salary, subject to adjustment from time to time, and an annual cash bonus opportunity. The agreement provides, among other things, that if we terminate Mr. Nardi for other than cause (as defined in the agreement) or Mr. Nardi terminates his employment for good reason (as defined in the agreement), or if Mr. Nardi’s employment is terminated because of death or disability, then we will pay to Mr. Nardi an amount equal to the sum of his base salary and the average of his three most recent annual bonuses. However, if Mr. Nardi terminates his own employment other than for good reason, we would have no further obligation to Mr. Nardi other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Mr. Nardi’s employment is terminated by the company during the one year period following a change of control (described under “— Termination Following a Change of Control” above), or if Mr. Nardi resigns for any reason during the period beginning six months and ending 12 months following a change of control, then we will pay to Mr. Nardi an amount equal to two times the sum of his base salary and the average of three most recent annual bonuses.

Julie M. Howard.  The employment agreement with Ms. Howard, our president and chief operating officer, is for rolling one-year periods, such that the remainder of the term will always be one full year. The agreement provides for an annual base salary, subject to increase from time to time, and an annual cash bonus opportunity. The agreement provides, among other things, that if we terminate Ms. Howard for other than cause (as defined in the agreement) or Ms. Howard terminates her employment for good reason (as defined in the agreement), or if

Ms. Howard’s employment is terminated because of death or disability, then we will pay to Ms. Howard an amount equal to (i) two times the sum of her base salary and the average of her three most recent annual bonuses and (ii) a pro rata portion of her annual bonus for the year in which the termination occurs based on an estimate of company performance for the period before the date of termination, as determined by the compensation committee. In addition, Ms. Howard would be entitled to continuation of her healthcare benefits for up to 24 months after the date of termination. However, if Ms. Howard terminates her own employment other than for good reason, we would have no further obligation to Ms. Howard other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if, during the one year period following a change of control (as described under “— Termination Following a Change of Control” above), we terminate Ms. Howard’s employment other than for cause, death or disability or Ms. Howard terminates her employment for any reason or if, during the one year period preceding a change of control, we terminate Ms. Howard’s employment, other than for cause, death or disability, in anticipation of a change of control transaction that the Board is actively considering and that is ultimately consummated, then we will pay to Ms. Howard an amount equal to (a) three times the sum of her base salary and the average of her three most recent annual bonuses and (b) a pro rata portion of her annual bonus for the year in which the termination occurs based on an estimate of company performance for the period before the date of termination, as determined by the compensation committee. In addition, Ms. Howard would be entitled to continuation of her healthcare benefits for up to 24 months after the date of termination. Ms. Howard is entitled to a tax gross-up payment to make her whole for any excise tax imposed under Section 4999 of the Code on amounts or benefits received by Ms. Howard.

Monica M. Weed.  The employment agreement with Ms. Weed, our vice president, general counsel and secretary, is for rolling one-year periods, such that the remainder of the term will always be one full year. The agreement provides for an annual base salary, subject to adjustment from time to time, and an annual bonus opportunity. The agreement provides, among other things, that if we terminate Ms. Weed for other than cause (as defined in the agreement) or Ms. Weed terminates her employment for good reason (as defined in the agreement), or if Ms. Weed’s employment is terminated because of death or disability, then we will pay to Ms. Weed an amount equal to the sum of her base salary and the average of her three most recent annual bonuses. However, if Ms. Weed terminates her own employment other than for good reason, we would have no further obligation to Ms. Weed other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due. The agreement also provides that if Ms. Weed’s employment is terminated by the company during the one year period following a change of control (as described under “— Termination Following a Change of Control” above), or if Ms. Weed resigns for any reason during the period beginning six months and ending 12 months following a change of control, then we will pay to Ms. Weed an amount equal to two times the sum of her base salary and the average of her three most recent annual bonuses.

On April 24, 2009, the compensation committee adopted a policy that we will not enter into any future employment agreements, or amend any employment agreements, that include a modified single trigger for payments contingent upon a change of control or any excise tax gross-ups with respect to payments contingent upon a change of control.

DIRECTOR COMPENSATION

For 2010, our non-employee directors received an annual retainer of $60,000 and fees for each meeting of the Board ($2,500 per meeting) and committee ($2,500 for each audit committee meeting; $2,000 for each other committee meeting) attended. Effective July 28, 2010, a director must be a member of the applicable committee, or if not a member, his or her attendance at the committee meeting must be specifically requested by the committee chairman, in order to receive the applicable meeting fee. In addition, the chairman of the audit committee (Mr. Gildehaus) received an additional annual retainer of $20,000; the former chairman of the compensation committee (Mr. Skinner) and the chairman of the nominating and governance committee (Mr. Pond) each received an additional annual retainer of $10,000; and our Lead Director (Governor Thompson) received an additional annual retainer of $15,000. Any member of the Board who is employed by the company (or any of its subsidiaries) is not compensated for his or her service on the Board or any of its committees.

In December 2010, the compensation committee concluded a comprehensive market review of director compensation practices with the assistance of Towers Watson. Based on the recommendation of the compensation committee following that review, the Board approved the following changes to the cash portion of our director compensation program, effective January 1, 2011:

•	Increased the meeting fees for each Board meeting attended to $4,000; and

•	Eliminated meeting fees for committee meetings.

This change is expected to reduce our total annual cash compensation for our non-employee directors, assuming the number of Board meetings held in a given year remains relatively constant. The annual retainers remained unchanged (including committee chair retainers and the retainer for the Lead Director).

All director retainers and meeting fees are paid in cash on a quarterly basis, unless a director elects to defer his or her retainer(s) or meeting fees under our directors’ deferred fees plan. This plan provides that a director may elect to defer all or a portion of his or her retainer or meeting fees to an account which earns interest monthly. Payment is then made to a participating director under the plan upon the director’s resignation from the Board or his or her death. The director can elect to receive the payment in a lump-sum or in installments over ten years. During 2010, only Mr. Tipsord elected to defer his annual retainer and meeting fees under the plan.

Our director compensation program also includes an equity component. Non-employee directors appointed or elected to the Board for the first time receive an initial equity grant equal to $175,000 in value. Continuing directors receive an annual equity grant equal to $100,000 in value, consisting of 67% restricted stock and 33% stock options. On May 19, 2010, each of our non-employee directors received an annual equity grant consisting of 5,198 shares of restricted stock and 5,223 stock options. These grants vest on an annual basis ratably over a three-year period. The stock options have an exercise price of $12.85 per share and expire six years from the grant date. Beginning with calendar year 2011, all annual equity grants to our non-employee directors will be made on the same date as our annual shareholders meeting. Accordingly, annual equity grants made to our non-employee directors for calendar year 2011 will be made on April 25, 2011. All equity grants made to our non-employee directors are made pursuant to our 2005 long-term incentive plan.

We have also established stock ownership guidelines for our non-employee directors equal to three times their annual retainer (excluding any committee chair retainers and the retainer for the Lead Director). Each non-employee director has three years from the date of his or her initial appointment or election to the Board to achieve compliance with the ownership guidelines. As of the end of 2010, each of our non-employee directors was in compliance with our stock ownership guidelines.

The following table summarizes the total compensation paid to or earned by our non-employee directors for 2010:

				Change in
				Pension Value
	Fees			and Nonqualified
	Earned or	Stock	Option	Deferred
	Paid in	Awards	Awards	Compensation
Name	Cash ($)(1)	($)(2)	($)(3)	Earnings ($)	Total ($)

Thomas A. Gildehaus	130,500	66,794	33,002	—	230,296
Hon. Cynthia A. Glassman	103,000	66,794	33,002	—	202,796
Stephan A. James	108,500	66,794	33,002	—	208,296
Peter B. Pond	120,500	66,794	33,002	—	220,296
Samuel K. Skinner	114,000	66,794	33,002	—	213,796
Governor James R. Thompson	109,000	66,794	33,002	—	208,796
Michael L. Tipsord	110,500	66,794	33,002	—	210,296

(1)	Includes an additional annual retainer of $20,000 to the chairman of the audit committee (Mr. Gildehaus); an additional annual retainer of $10,000 to each of the former chairman of the compensation committee (Mr. Skinner) and the chairman of the nominating and governance committee (Mr. Pond); and an additional annual retainer of $15,000 to our Lead Director (Governor Thompson). For 2010, Mr. Tipsord elected to defer all of his annual retainer and meeting fees into our directors’ deferred fees plan (see the narrative preceding this table for a description of that plan).

Board and committee meeting fees paid to each non-employee director during 2010 were as follows:

Thomas A. Gildehaus	$50,500
Hon. Cynthia A. Glassman	$43,000
Stephan A. James	$48,500
Peter B. Pond	$50,500
Samuel K. Skinner	$44,000
Governor James R. Thompson	$34,000
Michael L. Tipsord	$50,500

(2)	The amounts reported in this column represent the aggregate grant date fair value of restricted stock awards granted to our non-employee directors during 2010, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating the aggregate grant date fair value of these awards are described in Note 8 to the Consolidated Financial Statements in our 2010 Form 10-K. The aggregate number of shares of restricted stock outstanding for each of our non-employee directors as of December 31, 2010 was as follows:

Thomas A. Gildehaus	11,670
Hon. Cynthia A. Glassman	11,798
Stephan A. James	15,616
Peter B. Pond	11,670
Samuel K. Skinner	11,670
Governor James R. Thompson	11,670
Michael L. Tipsord	11,539

(3)	The amounts reported in this column represent the aggregate grant date fair value of stock option awards granted to our non-employee directors during 2010, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating the grant date fair value of these awards are described in Note 8 to the Consolidated Financial Statements in our 2010 Form 10-K. The aggregate number of stock options outstanding for each of our non-employee directors as of December 31, 2010 was as follows:

Thomas A. Gildehaus	29,685
Hon. Cynthia A. Glassman	11,862
Stephan A. James	15,348
Peter B. Pond	46,788
Samuel K. Skinner	19,685
Governor James R. Thompson	36,890
Michael L. Tipsord	11,546

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders will be asked to ratify the appointment by the audit committee of KPMG LLP as our independent registered public accounting firm for the year 2011.

The Board and the audit committee recommend that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year 2011.

Representatives from KPMG LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they desire.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to recently-enacted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our shareholders with a vote to approve, on an advisory basis, the compensation paid to our named executive officers as disclosed in this Proxy Statement. This advisory vote on executive compensation is commonly referred to as a “say-on-pay” vote.

The guiding principle of our executive compensation philosophy is “pay for performance.” Our executive compensation program has been designed to reward the achievement of annual and long-term performance goals and align our named executive officers’ interests with those of our shareholders, with the ultimate objective of improving long-term shareholder value. This pay for performance philosophy informs our executive compensation program design as well as the compensation committee’s determination of compensation levels for each of our named executive officers.

This pay for performance philosophy guided our executive compensation decisions for 2010, as evidenced by the following:

•	Base Salary — Our named executive officers received no salary increase in 2010. Based on our peer group benchmarks, as well as individual and company performance assessments for 2010, the compensation committee did not approve any salary increases for our named executive officers for 2011. As a result, the base salaries for our named executive officers have remained unchanged for the last three years.

•	Annual Performance-Based Cash Bonus — Cash bonuses for our named executive officers, in the aggregate, were awarded at 37% of target for 2010, reflecting the fact that the company’s financial performance during 2010 only partially met the Board’s expectations with respect to revenue growth and EBITDA (and did not meet expectations with respect to net income and earnings per share), despite the company largely achieving its strategic goals for 2010. Consideration was also given to the fact that the company’s stock price performance was below the average for its peer group during 2010.

•	Long-Term Equity-Based Incentive Compensation — The company’s overall performance for 2010 was also a significant factor in determining the value of the equity-based incentive awards granted to our named executive officers for the 2010 performance year. The value of these grants was well below the 50th percentile of our peer group and represented more than a 50% decrease from the value of the prior year’s grants.

These decisions resulted in a decrease, both individually and in the aggregate, in the total direct compensation to our NEOs for 2010 as compared to 2009, and positioned total direct compensation in the bottom decile of our peer group. We believe these decisions demonstrate our commitment to aligning our executive compensation with performance and our shareholders’ interests.

We urge you to read the section entitled “Compensation Discussion and Analysis” in this Proxy Statement for additional details on our executive compensation program, including our executive compensation philosophy and objectives and the 2010 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our executive compensation program by voting “FOR” the following resolution at the annual meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation paid to the company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion.”

The say-on-pay vote is an advisory vote only, and therefore, it will not bind the company or the Board. However, the Board and the compensation committee will consider the voting results as appropriate when making future compensation decisions for our named executive officers.

The Board and the compensation committee recommend that shareholders vote “FOR” the approval of the advisory resolution relating to the compensation paid to our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 4:

ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to vote, on an advisory basis, as to whether future say-on-pay votes should be held every one, two or three years. After careful consideration of this proposal, the Board (based on the recommendation of the compensation committee) has determined that the company should hold the say-on-pay vote on an annual basis for a number of reasons, including the following:

•	an annual say-on-pay vote will allow us to obtain shareholder input on our executive compensation program on a more frequent basis, consistent with our objective of engaging in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and practices; and

•	an annual say-on-pay vote will correspond with the most recent executive compensation information presented in the proxy statement for our annual meeting of shareholders;

We are providing our shareholders the option of selecting one, two or three years, or abstaining. The option of one, two or three years that receives the highest number of votes cast by our shareholders will be considered by the Board as the shareholders’ recommendation as to the frequency of future say-on-pay votes. This vote is an advisory vote only, and therefore, it will not bind the company or the Board. The Board may decide that it is in the best interest of our shareholders and the company to hold say-on-pay votes more or less frequently than the option that receives the highest number of votes cast by our shareholders.

The Board and the compensation committee recommend that shareholders select a “ONE YEAR” frequency when voting on the frequency of the advisory shareholder vote on executive compensation at the annual meeting.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 1, 2011 by: (i) each of our directors; (ii) each of our named executive officers; (iii) all of our directors and named executive officers as a group; and (iv) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, based on filings with the SEC. We believe that, except where noted otherwise, each person named below has sole voting and dispositive power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable. Except as noted below, the address of each person named below is in care of our principal executive office.

	Shares Beneficially
	Owned(1)
Directors and Named Executive Officers	Number	Percent

Thomas A. Gildehaus(2)	79,309	*
Hon. Cynthia A. Glassman	22,110	*
William M. Goodyear(3)	760,895	1.48%
Stephan A. James	34,232	*
Peter B. Pond	75,296	*
Samuel K. Skinner	46,587	*
Governor James R. Thompson	73,498	*
Michael L. Tipsord	45,816	*
Julie M. Howard(4)	292,685	*
Thomas A. Nardi	64,603	*
Monica M. Weed	51,094	*
All directors and named executive officers as a group (11 persons)	1,546,125	3.00%

5% Shareholders
Columbia Wanger Asset Management, LLC, 227 West Monroe Street, Suite 3000 Chicago, IL 60606(5)	6,447,200	12.52%
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022(6)	4,075,288	7.91%
Security Investors, LLC, One Security Benefit Place, Topeka, KS 66636-0001(7)	3,698,509	7.18%
Heartland Advisors, Inc. and William J. Nasgovitz, 789 North Water Street, Milwaukee, WI 53202(8)	3,623,400	7.03%
Ameriprise Financial, Inc. and Columbia Management Investment Advisors, LLC, 145 Ameriprise Financial Center, Minneapolis, MN 55474(9)	2,797,379	5.43%

*	Less than 1%

(1)	Includes shares of our common stock subject to stock options that are or become exercisable within 60 days of March 1, 2011 as follows:

Thomas A. Gildehaus	20,844
Hon. Cynthia A. Glassman	2,213
William M. Goodyear	271,292
Stephan A. James	4,101
Peter B. Pond	37,153
Samuel K. Skinner	10,844
Governor James R. Thompson	27,255
Michael L. Tipsord	2,107
Julie M. Howard	132,688
Thomas A. Nardi	7,643
Monica M. Weed	6,722
All directors and named executive officers as a group (11 persons)	522,862

(2)	Includes 781 shares held by estate of spouse.

(3)	121,375 shares are pledged by Mr. Goodyear to secure indebtedness.

(4)	16,500 shares are pledged by Ms. Howard to secure indebtedness.

(5)	Based solely on information provided in the Schedule 13G/A filed Columbia Wanger Asset Management, LLC (“Columbia Wanger”) with the SEC on February 10, 2011. Columbia Wanger reported sole voting power with respect to 6,072,200 of the shares and sole dispositive power with respect to all 6,447,200 of the shares. The shares reported in the Schedule 13G/A include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger.

(6)	Based solely on the information provided in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 7, 2011. BlackRock reported that the following of its subsidiaries beneficially owned our common stock, but that none of these subsidiaries beneficially owned 5% or greater of the outstanding shares of our common stock: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Limited.

(7)	Based solely on information provided in the Schedule 13G filed by Security Investors, LLC with the SEC on February 14, 2011.

(8)	Based solely on information provided in the Schedule 13G filed jointly by Heartland Advisors, Inc. (“Heartland Advisors”) and William J. Nasgovitz (as president and controlling person of Heartland Advisors) with the SEC on February 10, 2011. Of the 3,623,400 shares reported on the Schedule 13G, Heartland Advisors reported having shared voting power and shared dispositive power over all of the shares. The Schedule 13G reported that clients of Heartland Advisors, a registered investment adviser, including an investment company registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of shares and that the Heartland Value Plus Fund, a series of the Heartland Group, Inc., a registered investment company, owns 2,500,000 shares of our common stock. The Schedule 13G reported that the remaining shares of are owned by various other accounts managed by Heartland Advisors on a discretionary basis. Heartland Advisors reported, to the best of its knowledge, that none of the other accounts owns more than 5% of our outstanding common stock. Mr. Nasgovitz disclaimed beneficial ownership of any shares reported on the Schedule 13G.

(9)	Based solely on information provided in the Schedule 13G filed jointly by Ameriprise Financial, Inc. (“AFI”) and Columbia Management Investment Advisers, LLC (“CMIA”) with the SEC on February 11, 2011. Of the 2,797,379 shares reported on the Schedule 13G, AFI and CMIA reported having shared voting power with respect to 2,286,039 of the shares and shared dispositive power with respect to all of the shares. Each of AFI and CMIA disclaimed beneficial ownership of the shares reported therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of copies of such reports and representations received from our directors and executive officers, we believe that during the year ended December 31, 2010, our directors, executive officers and 10% shareholders complied with their Section 16(a) filing requirements on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% shareholders and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” In accordance with our written related person transaction policy, any related person transaction must be approved or ratified by the audit committee or, if the audit committee so determines, by all disinterested members of the Board (by the vote of a majority of the disinterested members).

The audit committee considers all relevant factors when determining whether to approve a related person transaction including the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

We did not have any related person transactions requiring approval of the audit committee in 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation committee who served on the compensation committee in 2010 was an officer or employee of the Company during 2010, was formerly an officer of the registrant, or had any relationships requiring disclosure by the Company under the SEC’s rules regarding certain relationships and related party transactions. None of our executive officers served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of such committee, the entire board) of another corporation, where one of the executive officers of the other corporation served on our compensation committee or as one of our directors. None of our executive officers served as a director of another corporation, where one of the executive officers of the other corporation served on our compensation committee.

SHAREHOLDER PROPOSALS FOR THE 2012 PROXY STATEMENT

If you wish to submit a proposal to be included in the proxy statement for our 2012 annual meeting of shareholders, you must submit the proposal in writing to our corporate secretary at Navigant Consulting, Inc., 30 S. Wacker Drive, Suite 3550, Chicago, Illinois 60606, Attention: Corporate Secretary. We must receive the proposal by November 17, 2011 (but not before October 18, 2011) in order to consider it for inclusion in the proxy statement for our 2012 annual meeting of shareholders.

In addition, our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must deliver written notice to, or mail such written notice so that it is received by, our corporate secretary at our principal executive office, not less than 120 nor more than 150 days prior to the first anniversary of the date our proxy statement is released to shareholders in connection with the previous year’s election of directors or annual meeting of shareholders, except that if no annual meeting of shareholders or election of directors by consent was held in the previous year, the proposal must be received by us within ten days after we have publicly disclosed the date of the annual meeting in the manner provided in our by-laws.

Our by-laws provide that nominations by shareholders of persons for election as directors must be made by written notice delivered to, or mailed and received by, our corporate secretary at our principal executive office not less than 120 nor more than 150 days prior to the annual meeting, except that if we have not publicly disclosed the date of the annual meeting in the manner provided in our by-laws at least 70 days prior to the meeting date, written notice may be given by a shareholder if received by our corporate secretary not later than the close of business on the tenth day following the date on which we publicly disclose the date of the annual meeting.

Our by-laws contain provisions regarding information that must be set forth in a shareholder’s notice or otherwise provided in connection with shareholder nominations or other business to be brought before an annual meeting by a shareholder.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, our independent registered public accounting firm, has provided an unqualified opinion regarding our consolidated financial statements as of and for the year ended December 31, 2010 and the effectiveness of our internal control over financial reporting as of December 31, 2010. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for 2009 and 2010 and fees billed for other services rendered by KPMG LLP. The audit committee reviewed 100% of the services provided by KPMG LLP with respect to such fees and concluded that such services were compatible with maintaining KPMG LLP’s independence. The audit committee reviews and pre-approves both audit and permitted non-audit services provided by KPMG LLP and will not approve any engagement of KPMG LLP to perform any non-audit services prohibited by law or regulation. At each regular audit committee meeting, the audit committee receives updates on the services actually provided by KPMG LLP, and management may submit additional services for pre-approval. The audit committee has delegated to the chairman of the audit committee the authority to evaluate and approve engagements on behalf of the audit committee in the event that a need arises for pre-approval between regular audit committee meetings. If the chairman of the audit committee so approves any such engagements, he will report that approval to the full audit committee at the next audit committee meeting.

Each year, the independent registered public accounting firm’s engagement to audit our annual consolidated financial statements is approved by the audit committee before the filing of the preceding year’s Annual Report on Form 10-K.

	2010	2009

Audit fees	$1,069,185	$984,130
Audit-related fees(1)	136,000	191,000

Audit and audit-related fees	1,205,185	1,175,130
Tax fees(2)	50,000	—
All other fees	—	—

Total fees	$1,255,185	$1,175,130

(1)	Audit-related fees consist of fees for a report on our controls as a service organization under Statement on Auditing Standards No. 70, performed at the request of certain clients.

(2)	Tax fees consist of fees for services relating to the preparation of U.S. transfer pricing documentation.

OTHER INFORMATION

If you would like to contact our Lead Director or our non-management directors as a group, please write to:

Governor James R. Thompson
Winston & Strawn
35 W. Wacker Drive
Chicago, Illinois 60601

All communications will be reviewed by our Lead Director, who will determine whether each communication will be distributed to all of our non-management directors.

If you would like a copy of our 2010 Form 10-K (including the financial statements and financial statement schedule), we will send you one without charge. Please direct your written request to:

Ms. Jennifer Moreno Reddick
Executive Director, Investor Relations
Navigant Consulting, Inc.
30 S. Wacker, Suite 3550
Chicago, Illinois 60606

NAVIGANT CONSULTING, INC. 30 S. WACKER DRIVE SUITE 3550 CHICAG0, IL 60606	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR all the nominees listed.

1.	Election of Directors	For	Against	Abstain

01	William M. Goodyear	☐	☐	☐

02	Stephan A. James	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on proposal 4.		1 year	2 years	3 years	Abstain

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain	4	Proposal to recommend, on an advisory basis, the frequency that the Company will hold a shareholder vote to approve the compensation paid to the Company’s named execution officers.	☐	☐	☐	☐

2	Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company in 2011.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

3	Proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement.	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report is/are available at www.proxyvote.com.

NAVIGANT CONSULTING, INC.
Annual Meeting of Shareholders - April 25, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder(s) of Navigant Consulting, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice & Proxy Statement and Annual Report and hereby appoint(s) Thomas A. Nardi and Monica M. Weed, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Navigant Consulting, Inc., to be held at 11:00 a.m., Central Time, on Monday, April 25, 2011, at The Chicago Club, 81 East Van Buren Street, Chicago, Illinois 60605, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, on all matters set forth on the reverse side.
The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.
PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be marked, signed and dated on the reverse side.)